UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Universal Corporate Center

367 South Gulph Road

King of Prussia, Pennsylvania 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 25, 2011 (the “Closing Date”), Universal Health Realty Income Trust (the “Trust”) entered into a credit agreement with a syndicate of lenders and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent and Fifth Third Bank, N.A., JPMorgan Chase Bank, N.A. and SunTrust Bank as Co-Documentation Agents (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit facility in an aggregate principal amount of $150 million, including a $50 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for swingline loans. Under the terms of the Credit Agreement, the Trust may request that the revolving line of credit be increased by up to an additional $50 million. Borrowings under the new facility are guaranteed by certain subsidiaries of the Trust. In addition, borrowings under the new facility are secured by first priority security interests in and liens on all equity interests in the Trust’s subsidiaries.

The new Credit Agreement is available on a revolving basis until July 27, 2015. The new facility replaces the Trust’s previous credit facility, which consisted of a $100 million revolving credit facility expiring on January 19, 2012. See “Item 1.02 — Termination of a Material Definitive Agreement” below. The amount outstanding under the previous revolving credit facility on the Closing Date ($71.2 million), as well as the outstanding letters of credit totaling $15.4 million, were refinanced under the new revolving credit facility, leaving $63.4 million available under the Credit Agreement as of the Closing Date.

Proceeds of the Credit Agreement will be used to refinance the outstanding borrowings and letters of credit under the previous credit facilities, to pay costs, fees and expenses associated with the new facility, and for working capital and other general corporate purposes, including permitted investments and acquisitions.

Borrowings under the Credit Agreement will bear interest annually at a rate equal to, at the Trust’s option, either LIBOR (for one, two, three, or six months) or the Base Rate (as defined below), plus, in either case, a specified margin depending on the Trust’s ratio of debt to total capital, as determined by the formula set forth in the Credit Agreement. The applicable margin ranges from 1.75% to 2.50% for LIBOR loans and .75% to 1.50% for Base Rate loans. The initial applicable margin is 1.75% for LIBOR loans and .75% for Base Rate loans. The Credit Agreement defines “Base Rate” as the greatest of (a) the Administrative Agent’s prime rate, (b) the federal funds effective rate plus 1/2 of 1% and (c) one month LIBOR plus 1%. The Trust will also pay a quarterly commitment fee ranging from 0.30% to 0.50% (depending on the Trust’s ratio of debt to total capital) of the average daily unused portion of the revolving credit commitments.

The Credit Agreement contains customary affirmative and negative covenants, including limitations on certain indebtedness, liens, acquisitions and other investments, fundamental changes, asset dispositions and dividends and other distributions. The Credit Agreement also contains restrictive covenants regarding the Trust’s ratio of debt to total capital, the debt service coverage ratio, the ratio of debt to cash flow available for debt service, and minimum net worth, as well as customary events of default, the occurrence of which may trigger an acceleration of amounts outstanding under the Credit Agreement.

The foregoing description of the Credit Agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Trust’s Form 10-Q for the quarterly period ended September 30, 2011.

Item 1.02. Termination of a Material Definitive Agreement

In connection with the Trust’s entry into the Credit Agreement described under “Item 1.01 — Entry into a Material Definitive Agreement”, on the Closing Date the Trust terminated the credit agreement, dated as of January 19, 2007, by and among the Trust, the financial institutions from time to time party thereto and Wells Fargo Bank, National Association (formerly Wachovia Bank, National Association), as Administrative Agent.

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 13, 2011, the Trust purchased, as part of a planned reverse like-kind exchange transaction pursuant to Section 1031 of the Internal Revenue Code, Lake Pointe Medical Arts, a multi-tenant medical office building consisting of approximately 51,000 rentable square feet, located in Rowlett, Texas. The property, which is 96% occupied, was purchased from LPMA, L.P. for approximately $12.2 million, utilizing borrowings from the Trust’s revolving credit facility.

On July 26, 2011, the Trust purchased, as part of a planned reverse like-kind exchange transaction pursuant to Section 1031 of the Internal Revenue Code, the Forney Medical Plaza, a multi-tenant medical office building consisting of approximately 51,000 rentable square feet, located in Forney, Texas. The property, which is fully leased, was purchased from PM Forney MOB, L.P. for approximately $15.0 million, utilizing borrowings from the Trust’s revolving credit facility.

Upon acquisition of the Forney Medical Plaza, the aggregate purchase price of the properties acquired by the Trust in 2011 exceeded 10% of the Trust’s total assets as of December 31, 2010.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in “Item 1.01 — Entry into a Material Definitive Agreement” is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(a.)	The Trust intends to file the financial statements that are required to be filed pursuant to this item by an amendment within the time permitted by Item 9.01(a).
(b.)	The Trust intends to file the pro forma financial information that is required to be filed pursuant to this item by an amendment within the time permitted by Item 9.01(a).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Charles F. Boyle
Name:	Charles F. Boyle
Title:	Vice President and Chief Financial Officer

Date: July 28, 2011